EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-00848, No. 333-76851, No. 333-79337, No. 333-82257, No. 333-38860, No. 333-66068, No. 333-105620, No. 333-120708, No. 333-133003, No. 333-141237, No. 333-149763, No. 333-158002, No. 333-165512, No. 333-173093, No. 333-180238, No. 333-183241 and No. 333-210311 on Form S-8 of our report dated March 14, 2019, relating to the consolidated financial statements and financial statement schedule of PCM, Inc. and subsidiaries, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), and the effectiveness of PCM, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of PCM, Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 14, 2019